Exhibit 99.1

For Immediate Release

November 3, 2021

SUNSHINE BIOPHARMA EXPANDS BOARD OF DIRECTORS

Independent Directors Added as Part of Company’s

Application Process to Uplist to Nasdaq

Montreal, Quebec, Canada – (GLOBE NEWSWIRE) – Sunshine Biopharma Inc. (OTC PINK: “SBFM”), a pharmaceutical company focused on the research, development and commercialization of oncology and antiviral drugs, today announced that it has expanded its board of directors from three to five and has appointed three new, independent directors. The three new directors are: Mr. Andrew Tesley, Esq, Mr. JD Kish, CPA and Dr. Rabi Kiderchah, MD. They bring legal, accounting and medical expertise to the Company. The following are their brief biographies:

Andrew Telsey is an “AV” rated attorney licensed to practice law in the State of Colorado since 1980. Since 1984, Mr. Telsey has been President and sole shareholder of Andrew I. Telsey, P.C., Centennial, Colorado, a law firm emphasizing securities law, business transactions, mergers and acquisitions and general corporate matters for public and privately held development stage and emerging growth companies throughout both the US and internationally, including Russia, China, England, Italy, Mexico, Canada, Switzerland, Germany and several other countries. He has been Sunshine’s legal counsel since its inception.

James (JD) Kish has been a licensed Certified Public Accountant and President of KLA PC, Centennial, CO, an accounting firm, since 1982. He has worked with Sunshine since its inception.

Dr, Rabi Kiderchah is a licensed physician in Canada. From 2000 until August 2021, he was working at Argenteuil Hospital, Lachute, Quebec, Canada, as an emergency room physician. He has also worked as what is referred to in Canada as a “medecins depanneurs”, working in rural areas where there are not enough ER doctors. Since August 2011 he has worked at Rabi Kiderchah Medecin Inc. as a freelance physician in the Quebec, Canada area.

“We are delighted to have Andy, JD and Dr. Kiderchah join our team. We welcome them on board and look forward to calling on their expertise in our ongoing efforts to take the Company to new heights,” said Dr. Steve Slilaty, CEO of Sunshine Biopharma.

The Company accepted the resignation of Mr. Camille Sebaaly as a director. Mr. Sebaaly will continue as Chief Financial Officer of the Company.

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About Sunshine Biopharma

Severe Acute Respiratory Syndrome-Coronavirus-2 (SARS-CoV-2) is the causative agent of the ongoing COVID-19 pandemic that has claimed the lives of over 5 million people worldwide since it first appeared in December 2019. There are currently no drugs that can effectively arrest replication of the virus in people who have contracted the illness. Sunshine Biopharma has completed the synthesis of four potential inhibitors of PLpro and subsequently identified a lead compound, SBFM-PL4. On February 1, 2021, Sunshine Biopharma entered into an exclusive license agreement with the University of Georgia for two Anti-Coronavirus compounds which the University of Georgia had previously developed and patented. The Company is currently advancing the development of these two compounds in parallel with its own SBFM-PL4 by conducting a transgenic mice study in collaboration with the University of Georgia, College of Pharmacy. The mice being used in the study have been genetically engineered to express the human angiotensin-converting enzyme 2 (hACE2) transmembrane protein in their lungs making them susceptible to lethal infection by SARS-CoV-2. The SARS-CoV-2 virus uses the hACE2 receptor to gain entry into human cells to replicate. The goal of the study is to determine if these protease inhibitors will protect the hACE2-transgenic mice from disease progression and death following infection with SARS-CoV-2. Should these mice studies prove successful, Sunshine Biopharma plans to submit the results to the FDA for authorization to conduct testing on actual COVID-19 patient volunteers in a Phase I clinical trial setting.

In addition, to working on the development of a treatment for COVID-19, Sunshine Biopharma is engaged in the development Adva-27a, a unique anticancer compound. Tests conducted to date have demonstrated the effectiveness of Adva-27a at destroying Multidrug Resistant Cancer Cells, including Pancreatic Cancer cells, Small-Cell Lung Cancer cells, Breast Cancer cells, and Uterine Sarcoma cells. Clinical trials for Pancreatic Cancer indication are planned to be conducted at McGill University’s Jewish General Hospital in Montreal, Canada. Sunshine Biopharma is owner of all patents and intellectual property pertaining to Adva-27a.

Safe Harbor Forward-Looking Statements

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks as well as uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC).  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the SEC. Among other matters, the Company may not be able to sustain growth or achieve profitability based upon many factors including but not limited to general stock market conditions. Reference is hereby made to cautionary statements set forth in the Company's most recent SEC filings. We have incurred and will continue to incur significant expenses in our expansion of our existing as well as new service lines noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long term.  Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations we will be providing services in, the impact of which cannot be predicted at this time.

For Additional Information Contact:

Camille Sebaaly, CFO

Sunshine Biopharma Inc.

Direct Line: 514-814-0464

camille.sebaaly@sunshinebiopharma.com

www.sunshinebiopharma.com

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